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                ACM INSTITUTIONAL RESERVES, INC.

                     ARTICLES SUPPLEMENTARY


    ACM INSTITUTIONAL RESERVES, INC., a Maryland corporation having its principal office within the state of Maryland in the City of Baltimore (hereinafter called the "Corporation"), certifies that:

         FIRST: The total number of shares of capital stock that the Corporation has authority to issue has been increased to Four Billion (4,000,000,000) shares of common stock of the Corporation, par value $.01 per share, by the Corporation's Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

         SECOND: Immediately before the increase, the Corporation was authorized to issue Three Billion
         (3,000,000,000) shares of common stock, par value $.01 per share, such shares having the following designations:

          Number of Shares             Designations

         1,000,000,000       Prime Portfolio Common Stock
         1,000,000,000       Government Portfolio Common Stock
         1,000,000,000       Tax-Free Portfolio Common Stock

         and having an aggregate par value of Thirty Million Dollars ($30,000,000.00). As increased, the Corporation is authorized to issue a total of Four Billion (4,000,000,000) shares of common stock, par value $.01 per share, having an aggregate par value of Forty Million Dollars ($40,000,000.00). Immediately after the increase and without giving effect to the classification and reclassification of shares set forth in Articles FOURTH and FIFTH hereof, such shares were classified as follows:

          Number of Shares             Designations

         1,000,000,000       Prime Portfolio Common Stock
         1,000,000,000       Government Portfolio Common Stock
         1,000,000,000       Tax-Free Portfolio Common Stock
         1,000,000,000       (Not Designated)





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         THIRD:  The Corporation is registered as an open-end
         investment company under the Investment Company Act of 1940, as amended.

         FOURTH: The Corporation's Board of Directors classified the One Billion (1,000,000,000) unissued shares of common stock, par value $.01 per share, resulting from the increase in the number of shares of capital stock that the Corporation is authorized to issue as ACM Institutional Reserves--Trust Portfolio Common Stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption thereof as are hereinafter set forth.

         FIFTH: The shares of ACM Institutional Reserves-- Trust Portfolio Common Stock as so classified by the Corporation's Board of Directors shall have the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption set forth in Article FIFTH, Paragraph 3, of the Corporation's Articles of Incorporation and shall be subject to all provisions of the Articles of Incorporation relating to stock of the Corporation generally.

         SIXTH: The shares aforesaid have been duly classified by the Corporation's Board of Directors pursuant to authority and power contained in the Corporation's
         Articles of Incorporation.






















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         IN WITNESS WHEREOF, ACM Institutional Reserves, Inc. has
caused these Articles Supplementary to be executed by its President and attested by its Secretary and its corporate seal to
be affixed on this      day of        , 1992.  The President of
the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties of perjury that to the best of his knowledge, information and belief the matters and facts relating to approval hereof are true in all material respects.


                       ACM INSTITUTIONAL RESERVES, INC.


[CORPORATE SEAL]       By: ______________________________
                                   President




Attested: _______________________
                 Secretary































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